Exhibit 99.3

FOR IMMEDIATE RELEASE

                                  NEWS RELEASE


          Hycomp Shareholders Approve Name Change To eieiHome.com Inc.


New York, NY - February 29, 2000 - HyComp, Inc. today announced that its shareholders have approved the merger of the company into eieiHome.com Inc., a Delaware corporation. As a result of the merger, the company's name will change to eieiHome.com Inc., the number of authorized shares of common stock of the company will increase to 75 million, the par value of the common stock will change from $0.01 to $0.001, and a new Stock Option plan will be adopted. The company's Board of Directors will remain the same. Prior to December 15, 1999, HyComp was quoted on the NASD OTC Bulletin Board under the symbol "HYCP". The company has filed a Form 10 with the Securities and Exchange Commission to become a full reporting issuer and anticipates that its common stock will soon be quoted on the NASD OTC Bulletin Board under the symbol "EIEI".

Mr. Paul Hickey, Chairman of eieiHome.com, stated "We are pleased with the vote of confidence which we have received today from our shareholders. This sets the stage for our next phase in the growth and development of the company."

eieiHome.com operates an Internet service, information and e-commerce web site, providing information and related products and services for homeowners, home buyers, and home service providers. This internet service was introduced in two Canadian test markets, Vancouver and Toronto, in June 1999 with the intent of expanding to additional metropolitan markets in Canada and the United States over the next year. The company sells advertising space to national and local home service providers and manufacturers of home-related products. For local and national accounts, the company also provides Internet web hosting, web page design, and e-mail services. E-commerce service for home related products commenced in January 2000. The company plans to introduce the service into major markets in the United States later this year.



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For further information contact:

                                    Angelo MacDonald, CEO
                                    eieiHome.com Inc.
                                    212-344-0351

                                    David O'Kell, Secretary
                                    Simmonds Capital Limited
                                    (905) 837-9909